Exhibit 10.30

                              CONSULTING AGREEMENT

         This Consulting Agreement ("Agreement") is entered into this 18th day of October, 1999, by and between George A. Matsik ("Consultant"), having a current address at 7318 Windsor Drive, Boulder, Colorado 80301, and whose Social Security Number is ###-##-####, and Ball Corporation ("Ball"), having a current address at 10 Longs Peak Drive, Broomfield, Colorado 80021-2510.

                                   WITNESSETH

         WHEREAS, Consultant is employed by Ball as President and Chief Operating Officer; and

         WHEREAS, Consultant has expertness in the global packaging industry and business in general and has been intimately involved in all of Ball's businesses and their objectives and strategies; and

         WHEREAS, Consultant has provided Ball with notice of his intent to terminate his employment by voluntarily retiring on December 31, 1999; and

         WHEREAS, Consultant and Ball have entered into this Agreement for the purpose of facilitating an independent contractor consulting arrangement and guaranteeing that Consultant will not participate in certain businesses related to Ball.

         NOW, THEREFORE, IN CONSIDERATION of the covenants hereinafter contained and other good and valuable consideration, the receipt of which is hereby acknowledged by Consultant, the parties agree as follows:

1. Consulting Period. Effective upon Consultant's termination of employment, ("Effective Date") he shall become an independent contractor consultant to Ball. During the period beginning the Effective Date and ending on
     December 31, 2002, ("Consulting Period"), Consultant will provide consulting services as outlined on Attachment A for Ball, its subsidiaries, affiliates, joint venture companies, operations and divisions. References to "Ball" shall hereafter include Ball Corporation, its subsidiaries, affiliates, joint venture companies, operations, divisions and assigns. During the Consulting Period, Consultant agrees to provide as an independent contractor and not as an employee of Ball, consulting services for up to one hundred twenty (120) hours per calendar quarter between the Effective Date and December 31, 2000, eighty (80) hours per calendar quarter during 2001 and sixty (60) hours per calendar quarter during 2002 ("Anticipated Consulting Hours"). Consultant's consulting services will be provided upon notice by George A. Sissel, Chairman of the Board and Chief Executive Officer or R. David Hoover, Vice Chairman, President and Chief Financial Officer, or their successor(s). Consultant will be paid Thirty-seven Thousand Five Hundred Dollars ($37,500) per calendar quarter between the Effective Date and December 31, 2000, Twenty-five Thousand Dollars ($25,000) per calendar quarter during 2001 and Eighteen Thousand Seven Hundred Fifty Dollars ($18,750) per calendar quarter during 2002 payable in arrears beginning on the tenth day of the month following the end of the first calendar quarter of the consultancy, and on the tenth day of the month following the end of each calendar quarter thereafter until the last payment is made on January 10, 2003, ("Fixed Consulting Amount"). If the Consulting Period begins on a day earlier than the first day of January, 2000, the Fixed Consulting Amount during the calendar quarter shall be prorated according to the number of days remaining in the calendar quarter.

     In the event Consultant is requested to and agrees to perform services in excess of the Anticipated Consulting Hours per calendar quarter, Consultant shall be entitled to Two Thousand Five Hundred Dollars ($2,500.00) per day or for services of less than a day Three Hundred Twelve Dollars and Fifty Cents ($312.50) per hour for such services requested and performed each calendar quarter in excess of the Anticipated Consulting Hours. Services requested and performed in less than one (1) hour increments shall be prorated. All of the above variable consulting amounts shall be referred to as ("Variable Consulting Amount(s)"). Ball shall have the option of either paying the Variable Consulting Amounts, or reducing the Anticipated
     Consulting Hours the Consultant is obligated to perform in any of the subsequent calendar quarters during the Consulting Period by the same amount. The reduced required hours shall become the Anticipated Consulting Hours for such quarter.

     For such services requested by Ball in excess of the Anticipated Consulting Hours per calendar quarter, Consultant shall maintain accurate books and records of services or work performed. Ball may examine or audit any such records in determining the accuracy of Consultant's billings for consulting fees.

     Travel time by Consultant at the request of Ball to perform services for Ball shall be computed as time worked on behalf of Ball up to four (4) hours for trips within the United States, Canada and Mexico ("North America") and eight (8) hours for trips outside North America.

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2.   Billing.  Consultant  shall not be required  to invoice  Ball for the Fixed
     Consulting Amount. Consultant shall be required to invoice Ball, for its approval, for Variable Consulting Amounts and the expenses incurred by Consultant in the performance of his consulting services generally, including as appropriate pursuant to Ball's Travel Policy, transportation, lodging, meals and incidental expenses. Consultant must obtain Ball's approval before incurring any expenses. Expenses incurred must be supported by copies of airline tickets, hotel bills and restaurant receipts. Single items of expense, including taxi fares, of $25 or more, must be supported by appropriate receipts. Invoices including Variable Consulting Amounts must include the services performed, including the date and hours worked to exceed the Anticipated Consulting Hours and reach the amounts due for the Variable Consulting Amounts. Ball may withhold exercise of its options with respect to Variable Consulting Amounts, including, but not limited to, payment of Variable Consulting Amounts, and reimbursement for any expenses not supported in accordance with the requirements of this Agreement. Should Ball require any of the consulting services be performed at Ball's offices, Ball will provide office space and secretarial service at no cost to Consultant.

3. Duties. Consultant shall have a duty of loyalty to Ball. Consultant agrees to perform his consulting services promptly with care, skill and diligence. Consultant understands that Ball will be relying upon the accuracy, competence and completeness of Consultant's services. Without waiving his rights to enforce the specific provisions of this Agreement, Consultant shall not disparage or criticize, orally or in writing, Ball, or its subsidiaries or affiliates, or their officers, directors or employees to any third party, except and to the extent that his testimony is compelled by judicial or administrative process. Without waiving its right to enforce the specific provisions of this Agreement, Ball and its officers and directors shall not disparage or criticize, orally or in writing, Consultant to any third party, except and to the extent that their testimony is compelled by judicial and administrative process.

4. Independent Contractor. During the Consulting Period, Consultant shall operate as an independent contractor and shall not act or be an agent or employee of Ball. All of Consultant's activities will be at his own risk and Consultant shall not be entitled to workers' compensation or similar benefits or other employee benefit protection provided by Ball. As an independent contractor Consultant will be solely responsible for determining the means and methods for providing consulting services described herein. Consultant will determine the time, the place and the manner in which to accomplish his services within an overall schedule date established by Ball. Ball will receive only the results of the consulting services.

5. Indemnity. Consultant shall indemnify and hold harmless Ball from any and all claims, actions, causes of action, suits, judgments, including costs and attorney's fees, associated with Consultant's failure to comply with applicable requirements regarding workers' compensation coverage liability for himself, his employees, his agents or subcontractors or the employees of his agents or subcontractors. Consultant is not entitled to unemployment insurance benefits, unless unemployment compensation coverage is provided by Consultant or by an entity other than Ball. Consultant is solely responsible for reporting his income and for paying Federal and State Income Tax and any other applicable tax on any monies paid by Ball to Consultant pursuant to this Agreement.

6. Participation in Other Businesses. Until December 31, 2002, Consultant shall not, directly or indirectly, and in any role whatsoever, offer, sell, advise, or provide any consulting or other services of any type to any person or entity which Ball deems to be its supplier, competitor or customer in the packaging businesses. In addition, Consultant shall not, directly or indirectly, as an employee or otherwise, compete with Ball, in the manufacture, sale or development of packaging products and services until December 31, 2002. Packaging businesses and packaging products and services include, without limitation: rigid food, beer, beverage and still drink containers, including the ends therefor, such as metal, plastic and glass containers. In addition to any other remedies Ball may have under this Agreement, Consultant agrees that: (a) Ball shall have no obligation to make payments for consulting services if Consultant breaches or violates or threatens to breach or violate this Section 6 of the Agreement; and
     (b) Consultant shall repay to Ball any monies paid under this Agreement from the time of any breach or violation of this Section 6 of this Agreement.

7. Nondisclosure of Data. Consultant agrees that, unless he first secures Ball's written consent, he will keep confidential and will not divulge, communicate, disclose, copy, destroy or use at any time, any secret or confidential information or technology (including matters of a technical nature, such as know-how, formulae, secret processes or machines, inventions, discoveries, improvements, secret data, and research projects, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, business objectives and strategies, including but not limited to strategic and operating plans, possible or consummated acquisitions, divestitures, strategic alliances and joint ventures, and any other information of a similar nature to the extent not available to the public) of Ball or third parties to whom Ball has obligations of confidence of which he became informed during, or as a result of, his employment or consulting with Ball. Consultant further agrees to abide by the terms of the Employee Proprietary Information Agreements executed by him periodically as part of his employment and recertified in 1998.

8. Return of Materials. Consultant agrees to return to Ball upon request, but in any event no later than termination of Consultant's consulting services, any: secret or confidential information referred to in 7 above; manuals; documents; drawings; equipment; vendor, customer or other third party materials, computerized or hard copy files; computer hardware and software; identification cards; credit cards; keys and other Ball property.

9. Ownership of Work. Ball shall own any concept, product or process, patentable or otherwise, furnished to Ball by Consultant, or otherwise conceived or developed by Consultant arising out of the performance of this Agreement. Consultant agrees to do all things necessary, at Ball's request and at its sole cost and expense, to obtain patents or copyrights on any processes, products or writings conceived, developed or produced by Consultant in the performance of this Agreement. All materials prepared or developed by Consultant hereunder, including without limitation: documents; calculations; sketches; notes; reports; data; models; and samples, shall become the property of Ball when prepared, whether delivered to Ball or not and shall be delivered to Ball upon request and, in any event, upon termination of Consultant's consulting services.

10. No Employment Solicitation. Until December 31, 2002, Consultant shall not, directly or indirectly, solicit, persuade or advise (or authorize or assist others in the taking of such actions) any employee of Ball to leave the employ of Ball.

11. Injunctive and Other Relief. Consultant acknowledges that the businesses in which Ball is engaged are intensively competitive and Consultant has had access to and knowledge of highly confidential information of Ball which if disclosed or used to the detriment of Ball would cause damage to Ball that could not be adequately compensated in damages. Consultant acknowledges and agrees that Ball could suffer irreparable injury in the event of a breach or violation of the provisions set forth in Sections 6, 7, 8, 9 or 10 of this Agreement and Consultant agrees that, in the event of an actual or threatened breach or violation of any of these Sections of the Agreement, Ball may be awarded injunctive relief in a court of appropriate jurisdiction to prohibit and remedy any such violation, breach or threatened violation or breach, without the necessity of posting any bond or security. Any such right to injunctive relief may be in addition to any other right or remedy available to Ball.

     Consultant further acknowledges and agrees that Ball will also be entitled to monetary relief for such breach or violation of this Agreement including, but not be limited to, any profit or other economic benefit received by Consultant in connection with such breach or violation and any damages incurred by Ball as a result of such breach or violation prior to or after the entry of injunctive relief.

     Consultant agrees if Ball seeks injunctive or other relief in the event of an actual or threatened breach or violation of Sections 6, 7, 8, 9 or 10 of this Agreement, jurisdiction and venue for such an action is proper in the District Court in and for the County of Jefferson in the State of Colorado, regardless of Consultant's residence at the time of filing of the action.

12. Assignment. This Agreement and the obligations under it may not be assigned or delegated by Consultant without Ball's written permission. This Agreement and the obligations under it may be assigned by Ball. In the event Consultant shall become unable to perform the services agreed to be rendered under this Agreement because of Consultant's illness, incapacity or death, Ball's obligations to make payments provided under Section 1 above shall terminate as of that time.

13. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Colorado, without reference to principles of conflicts of laws.

14. Severability and Entire Agreement. The provisions of this Agreement shall be severable, and the invalidity of any provision shall not affect the validity of the other provisions, provided, however, in the event Consultant questions the validity or attempts to set aside Section 6 of this Agreement, or restrict Section 6 of this Agreement in a way which is unacceptable to Ball, the obligation of Ball to pay the Fixed Consulting Amount shall, at the option of Ball, cease and Ball shall have no further obligation to pay the Fixed Consulting Amounts. Additionally, if any one of the provisions of this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by a court by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. This Agreement states the entire agreement between the parties with respect to the subject matter hereof.

15. Modifications In Writing. This Agreement may only be modified in writing and supersedes any and all prior oral or written communications. Any waiver by Ball of nonperformance or noncompliance on the part of Consultant of any term or condition of this Agreement shall not constitute a continuing waiver of such term or condition or any other term or condition of this Agreement.

16. Titles. The titles to sections of this Agreement are provided for convenience only and do not affect the interpretation of this Agreement.

17. Termination. Sections 5, 6, 7, 8, 9, 10, 11, 13 and 14 of this Agreement shall survive the termination of this Agreement for any reason.



GEORGE A. MATSIK                                 BALL CORPORATION



 /s/ George A. Matsik                            By:  /s/ David A. Westerlund
--------------------------                            --------------------------

                                  Attachment A

Assist with the following projects and ongoing activities:

o Advice and counsel with regard to packaging businesses, foreign and domestic

o    Strategic  relationships  -  mergers,  acquisitions,   divestitures,  joint
     ventures, and technology agreements

o    Strategic and operational planning and analysis

o Advice, counsel and projects as requested by an authorized representative of Ball

o    Licensee relationships